UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 6, 2014

AECOM TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-33447	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

555 South Flower Street, Suite 3700

Los Angeles, California 90071

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code (213) 593-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                  AECOM Technology Corporation (“AECOM” or “the Company”) entered into a letter agreement with Michael S. Burke (the “Letter Agreement”) in connection with Mr. Burke’s appointment to the position of Chief Executive Officer of AECOM, effective as of March 6, 2014.  Mr. Burke joined AECOM in 2005 and was named Chief Financial Officer in 2006.  He was appointed President of AECOM in October 2011.

The Letter Agreement is intended to update the terms and conditions of Mr. Burke’s employment with the Company.  The Letter Agreement provides for a base salary of $1.0 million.  Per the Letter Agreement, Mr. Burke will continue to participate in the Company’s Executive Incentive Plan and will be eligible to earn a target annual cash incentive award equal to 150% of his base salary.

In connection with Mr. Burke’s appointment as Chief Executive Officer, he received an additional long-term incentive award with a grant date fair value of $1.4 million (the “Promotion Award”).  The Promotion Award was granted on March 5, 2014, with 60% in the form of performance earnings program (“PEP”) units and 40% in the form of restricted stock units (“RSUs”).

In addition to the Promotion Award, the Letter Agreement provided for a special award of performance-vested stock options (the “Option Award”) which were granted on March 5, 2014.  The option grant has an aggregate fair value equal to $5 million and will vest on the fifth anniversary of the grant date subject to continued employment through such date and the achievement of stock price performance goals as set forth in the Letter Agreement.  The Option Award will be forfeited in full in the event of a termination prior to March 5, 2019 for any reason other than death or “total and permanent disablement” (as defined in the Letter Agreement).  In the event of a termination prior to March 5, 2019 due to death or “total and permanent disablement”, the Option Award will vest at such time based upon the achievement of the stock price performance goals through the date of termination.

The Letter Agreement provides that Mr. Burke will continue to be eligible to participate in such employee benefit plans, programs, policies and arrangements maintained by the Company from time to time for the benefit of its senior executives.

Mr. Burke will continue to participate in the Company’s Change in Control Severance Policy (the “CIC Policy”), however, effective as of March 6, 2014, his severance payout multiple under the CIC Policy will be 2.0.  In addition to Mr. Burke’s participation in the CIC Policy, in the event that his employment is terminated (i) by AECOM for any reason other than “cause” (as defined in the CIC Policy) or his death or disability or (ii) by Mr. Burke for “good reason” (as defined in the CIC Policy), and such termination does not occur within the “protection period” (as defined under the CIC Policy) then, AECOM will pay to Mr. Burke his accrued compensation, a pro rata portion of the annual cash incentive award he would have received for the fiscal year in which employment terminates (based on AECOM’s actual performance over the entire year and the number of full months of actual service during such fiscal year) and certain cash payments, COBRA coverage premiums, and vesting of then-outstanding equity awards as described in the Letter Agreement.

In the event of a termination due to Mr. Burke’s retirement, notwithstanding anything to the contrary in an award agreement, Mr. Burke will be entitled to full vesting as if he had remained employed through the end of each applicable vesting period, rather than pro-rated vesting, with respect to the then-unvested portion of outstanding equity awards that were granted on or after March 6, 2014.

Any and all severance payments or benefits provided under the Letter Agreement are contingent upon the execution of a general release.

The foregoing description is not a complete description of the Letter Agreement and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Item 5.07.      Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders (the “2014 Annual Meeting”) on March 6, 2014.  The stockholders considered four proposals, each of which is described in more detail in the Company’s definitive proxy statement dated January 24, 2014 and filed with the U.S. Securities and Exchange Commission.  Results of votes with respect to the proposals submitted at the 2014 Annual Meeting are set forth below.

Proposal 1:  Election of three Class III Directors to the Company’s Board of Directors to serve until the Company’s 2017 annual meeting of stockholders and until the election and qualification of their respective successors:

	FOR	WITHHELD
Michael S. Burke	75,924,607	2,166,173
David W. Joos	75,340,104	2,750,676
Robert J. Routs	72,631,778	5,459,002

Proposal 2:  Ratification of the appointment of the firm of Ernst & Young LLP as the Company’s auditor for the fiscal year ending September 30, 2014:

FOR	AGAINST	ABSTAIN
83,314,197	1,587,349	177,843

Proposal 3:  Approval, by non-binding vote, of the Company’s executive compensation:

FOR	AGAINST	ABSTAIN
67,716,259	10,060,190	314,331

Proposal 4:  Approval of the amendment of the Company’s Certificate of Incorporation to declassify the Board of Directors and provide for annual director elections:

FOR	AGAINST	ABSTAIN
77,821,855	152,903	116,022

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

10.1                              Letter Agreement, dated as of March 6, 2014, by and among AECOM Technology Corporation and Michael S. Burke.

10.2                              Form of Special LTI Award Stock Option Terms and Conditions under the 2006 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM TECHNOLOGY CORPORATION

Dated: March 12, 2014	By:	/s/ DAVID Y. GAN
David Y. Gan
Senior Vice President, Assistant General Counsel

EXHIBIT INDEX

Exhibit

10.1                        Letter Agreement, dated as of March 6, 2014, by and among AECOM Technology Corporation and Michael S. Burke.

10.2                        Form of Special LTI Award Stock Option Terms and Conditions under the 2006 Stock Incentive Plan.